CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 25, 2009 on the financial statements of the Free Enterprise Action Fund, a series of the Northern Lights Fund Trust, as of December 31, 2008 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Registration Statement to the Congressional Effect Fund, a series of the Congressional Effect Family of Funds on Form N-14.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 20, 2009